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                                                                  EXHIBIT 23.2




                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-31599) and related Prospectus of WellPoint Health Networks Inc. for the registration of 50,000 shares of its common stock pertaining to the WellPoint Health Networks Inc.'s Agent and Broker Incentive Share Plan and to the incorporation by reference therein of our report dated May 12, 1997, with respect to the combined financial statements of The Group Benefits Operations of John Hancock Mutual Life Insurance Company and subsidiaries included in Amendment No. 1 to WellPoint Health Networks Inc.'s Current Report on Form 8-K/A dated March 1, 1997, filed with the Securities and Exchange Commission.





                                             ERNST & YOUNG LLP



Boston, Massachusetts
August 1, 1997